Exhibit 10.27

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (“Release”), dated January 31, 2013, is given by Patrick LePore (“EMPLOYEE”) to Par Pharmaceutical Companies, Inc., and Par Pharmaceutical, Inc., each a Delaware corporation, and any of their parent and subsidiary corporations, affiliates, departments and divisions (collectively, “THE COMPANY”). The Effective Date of this Release shall be as set forth in Section 6 herein.

RECITALS

WHEREAS, EMPLOYEE has been employed by THE COMPANY as Executive Chairman;

WHEREAS, EMPLOYEE signed an Employment Agreement with THE COMPANY on September 28, 2012 in which EMPLOYEE agreed that all payments and benefits upon his/her separation from THE COMPANY were contingent upon his/her signing of Separation Agreement and Release against THE COMPANY within thirty (30) days after the date of separation; and

WHEREAS, as a result of EMPLOYEE’s separation from THE COMPANY, the parties wish to fully and finally resolve all issues concerning EMPLOYEE’s employment relationship with THE COMPANY and to reiterate certain terms contained in EMPLOYEE’s Employment Agreement.

NOW, IN CONSIDERATION of the mutual promises and covenants in the Employment Agreement and this Release, the sufficiency of which EMPLOYEE acknowledges, the parties agree as follows:

OPERATIVE PROVISIONS

1.1. Separation of Employment. THE COMPANY and EMPLOYEE agree that EMPLOYEE shall separate from THE COMPANY effective at the end of business on January 31, 2013 (“Separation Date”), such separation of employment with THE COMPANY occurring pursuant to Section 3.1 of the Employment Agreement by and between the parties.

1.2. Pay, Benefits and Equity Upon Separation.

(a)	Separation Pay. On account of EMPLOYEE’s separation from THE COMPANY, THE COMPANY shall pay EMPLOYEE the severance payments as is required in accordance with and subject to the terms of the Employment Agreement. The payments shall be subject to all appropriate federal and state withholding and employment taxes.

(b)	Benefits/Termination. In accordance with the term of the Employment Agreement, EMPLOYEE will have the opportunity and responsibility to elect COBRA continuation coverage pursuant to the terms of that law and will thus be responsible for the execution of the continuation of coverage forms upon termination of his/her insurance coverage. Except as otherwise set forth in the Employment Agreement, EMPLOYEE will be responsible for all COBRA premiums.

(c)	Equity Awards. Any equity awards granted to EMPLOYEE during his/her employment shall vest in accordance with and subject to the terms of the applicable equity plans and award agreements.

(d)	Unused Vacation. THE COMPANY shall, in a single lump-sum within forty-five (45) days of the Separation Date, pay EMPLOYEE for his/her unused vacation days, which THE COMPANY and EMPLOYEE agree total 5 days.

(e)	Reimbursement of Expenses. THE COMPANY and EMPLOYEE agree that no unpaid expenses are due and owing to EMPLOYEE.

(f)	No Other Payments. EMPLOYEE acknowledges and agrees that subject to and including those payments referenced herein, he/she has been paid in full for all work performed, and has received reimbursement for all business expenses, and is entitled to no further payments or bonuses from THE COMPANY whatsoever for services rendered or any other reason, except as set forth herein.

(g)	Payment Terms. In accordance with and subject to the covenants contained in the Employment Agreement, the payments and benefits contained in this Section 1.2 are contingent upon EMPLOYEE’s continued compliance with the terms of the Employment Agreement, as referenced in Sections 1.7 through 1.9 herein

(h)	Recovery of Compensation in Certain Circumstances. Notwithstanding any other provision of this Agreement, if THE COMPANY determines that it is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the law, whether such noncompliance is the result of misconduct or other circumstances, EMPLOYEE shall be required to reimburse THE COMPANY for any bonus, equity awards or other incentive compensation received by EMPLOYEE to the extent required by and otherwise in accordance with applicable law and any policies of THE COMPANY.

1.3. Consideration.

(a)	No Disparagement. Except in the good faith performance of his duties as a member of the Board of Directors of THE COMPANY, EMPLOYEE agrees to refrain from any publication or any type of communication, oral or written, of a defamatory or disparaging statement pertaining to THE COMPANY, its past, present and future officers, directors, agents, employees or representatives. Except in the good faith operation of its business, THE COMPANY agrees to refrain from any publication or any type of communication, oral or written, of a defamatory or disparaging statement pertaining to EMPLOYEE. Nothing in this Section shall be construed as prohibiting THE COMPANY from making any disclosures as required by law or statute, including the release of such information as is required to be disclosed by THE COMPANY in connection with any legal proceeding, filing with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, or as otherwise required by law.

(b)	Sufficiency of Consideration. No Admission of Liability. The parties agree that the consideration paid to EMPLOYEE by the terms of this Release is good and sufficient consideration for this Release. EMPLOYEE acknowledges that neither this Release, nor any of the payments or benefits tendered in conjunction herewith, shall be taken or construed to be an admission or concession of any kind with respect to alleged liability or alleged wrongdoing by THE COMPANY.

1.4. General Release and Waiver of Claims.

(a)	Solely in connection with EMPLOYEE’s employment relationship with THE COMPANY, in accordance with the terms of the Employment Agreement, and in consideration of the additional promises and covenants made by THE COMPANY in this Release, EMPLOYEE hereby knowingly and voluntarily compromises, settles and releases THE COMPANY and the Related Parties (as defined below) from any and all past, present, or future claims, demands, obligations, or causes of action, whether based on tort, contract, statutory or other theories of recovery for anything that has occurred up to and including the date of EMPLOYEE’s execution of this Release. The released claims include those EMPLOYEE may have or has against THE COMPANY, or which may later accrue to or be acquired by EMPLOYEE against THE COMPANY or its predecessors, successors in interest, assigns, parent and subsidiary organizations, affiliates, and partners, and their past, present, and future officers, directors, shareholders, agents, employee benefit plans, representatives, and employees, and their heirs, successors and assigns, and all others connected with any of them, whether directly or indirectly related to the employment relationship between the parties or not (collectively, the “Related Parties”). Such release shall not constitute a waiver of the EMPLOYEE’s right to indemnification which may be provided to him/her pursuant to the terms and conditions of any policy, bylaw of or other agreement with THE COMPANY in effect on the Separation Date.

(b)	By way of specification, but not of limitation, EMPLOYEE specifically agrees to release and waive all claims for wrongful termination and any claim for retaliation or discrimination in employment under federal or state law or regulation including, but not limited to, discrimination based on age, sex, race, disability, handicap, national origin or any claims under Title VII of The Civil Rights Act of 1964, 42 U.S.C. §2000 et seq.; Section 1981 of the Civil Rights Act of 1866, as amended; The Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (ADEA); the Fair Labor Standards Act, 29 U.S.C. §201 et seq. (FLSA) (to the extent permitted by law); the Lilly Ledbetter Fair Pay Act; the Family and Medical Leave Act, 29 U.S.C. §2601 et seq. (FMLA); the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA); the Americans with Disabilities Act of 1990, 42 U.S.C. §12101 et seq. (ADA); the Rehabilitation Act, 29 U.S.C. §701 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq. (ERISA); the National Labor Relations Act, 29 U.S.C. §151 et seq. (NLRA); the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 et seq. (NJLAD); the Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et seq. (CEPA); the New Jersey Family Leave Act, N.J.S.A. 34:11B-1 et seq. (NJFLA); The New Jersey Workers’ Compensation Act, N.J.S.A. 34:15-1 et seq. (to the extent permitted by law); the New Jersey Wage and Hour Laws, N.J.S.A. 34:11-56a et seq.; as well as any and all common law claims for compensatory and punitive damages and attorneys’ fees, costs or other expenses.

1.5. Covenant Not to Sue.

(a)	EMPLOYEE represents and agrees that EMPLOYEE has not filed any lawsuits or arbitrations against THE COMPANY or any of the Related Parties, or filed or caused to be filed any charges or complaints against THE COMPANY or any of the Related Parties with any municipal, state or federal agency charged with the enforcement of any law or any self-regulatory organization.

(b)	EMPLOYEE agrees, not inconsistent with EEOC Enforcement Guidance on Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11, 1997, and to the fullest extent permitted by law, not to sue or file a charge, complaint, grievance or demand for arbitration against THE COMPANY in any claim, arbitration, suit, action, investigation or other proceeding of any kind which relates to any matter that involved THE COMPANY, and that occurred up, to and including the date of EMPLOYEE’s execution of this Release, other than those non-employment-related counterclaims that EMPLOYEE might assert against THE COMPANY if THE COMPANY were to sue EMPLOYEE, unless required to do so by court order, subpoena or other directive by a court, administrative agency, arbitration panel or legislative body, or unless required to enforce this Release.

(c)	Nothing in this Release shall prevent EMPLOYEE from (i) commencing an action or proceeding to enforce this Release, or (ii) exercising EMPLOYEE’s right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of EMPLOYEE’s waiver of ADEA claims set forth in this Release.

1.6. Consideration and Revocation Periods: Effective Date. EMPLOYEE understands and acknowledges that the ADEA requires THE COMPANY to provide EMPLOYEE with at least twenty one (21) calendar days to consider this Release (“Consideration Period”) prior to its execution. EMPLOYEE also understands that he/she is entitled to revoke this Release at any time during the seven (7) days following EMPLOYEE’s execution of this Release (“Revocation Period”) by notifying THE COMPANY in writing of his/her revocation. This Release shall become effective on the day after the seven-day Revocation Period has expired unless timely notice of EMPLOYEE’s revocation has been delivered to THE COMPANY (the “Effective Date”).

1.7. Confidential Information. EMPLOYEE acknowledges that during EMPLOYEE’s employment with THE COMPANY, EMPLOYEE has had access to Confidential Information, as defined in the Employment Agreement. In accordance with and subject to the covenants contained in the Employment Agreement, EMPLOYEE shall not at any time, other than as may be required in connection with the performance by him/her of any remaining duties or obligations under the Employment Agreement or in his/her performance of services as a member of the Board of Directors of THE COMPANY, directly or indirectly, use, communicate, disclose or disseminate any Confidential Information in any manner whatsoever (except as may be required under legal process by subpoena or other court order).

1.8. Covenants Not to Solicit. In accordance with and subject to the covenants contained in the Employment Agreement, for a period of eighteen (18) months following the date that EMPLOYEE’s service relationship with THE COMPANY terminates, including service as a member of the Board of Directors of THE COMPANY, directly or indirectly, hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee, agent, lessor, lessee, licensor, licensee, customer, prospective customer, or supplier of THE COMPANY or any of its subsidiaries to discontinue or alter his/her or its relationship with THE COMPANY or any of its subsidiaries. This provision shall not apply if not otherwise provided under the terms of the Employment Agreement.

1.9. Covenants Not to Compete. In accordance with and subject to the covenants contained in the Employment Agreement, for a period of eighteen (18) months following the date that EMPLOYEE’s service relationship with THE COMPANY terminates, including service as a member of the Board of Directors of THE COMPANY, EMPLOYEE shall not, directly or indirectly, provide any services (whether in the management, sales, marketing, public relations, finance, research, development, general office, administrative, or other areas) as an employee, agent, stockholder, officer, director, consultant, advisor, investor, or other representative of THE COMPANY’S competitors in the branded or generic pharmaceutical industry in any state or country in which THE COMPANY does or seeks to do business. THE COMPANY’S competitors include any entity, individual, or affiliate of such company or individual that develops, sells, markets, or distributes any products that compete with or are the same or similar to those of THE COMPANY. Nothing herein shall prevent EMPLOYEE from being a passive owner of not more than one (1%) percent of any publicly-traded class of capital stock of any entity engaged in a competing business.

1.10. Confidentiality. EMPLOYEE agrees to keep both the existence and the terms of this Release completely confidential, except that EMPLOYEE may discuss this Release with EMPLOYEE’s attorney, accountant, or other professional person who may assist EMPLOYEE in evaluating, reviewing, or negotiating this Release, and as otherwise permitted or required under applicable law. EMPLOYEE understands and agrees that his/her disclosure of the terms of this Release contrary to the terms set forth herein will constitute a breach of this Release; provided that EMPLOYEE may disclose the existence of his/her covenants not to solicit and compete to a successor employer or potential successor employer.

1.11. No Public Statements. EMPLOYEE and THE COMPANY represent and warrant that they will refrain from making any public statement regarding EMPLOYEE’s separation from THE COMPANY absent written approval from the other, except that THE COMPANY is permitted to make any disclosures regarding EMPLOYEE’ s status or this Release as required by law or regulations, including release of such information or that is required to be disclosed by THE COMPANY in its filings with the SEC.

1.12. Disclosure of Information. EMPLOYEE represents and warrants that he/she is not aware of any material non-public information concerning THE COMPANY, its business or its affiliates that he/she has not disclosed to the Board of Directors of THE COMPANY prior to the date of this Release or that is required to be disclosed by THE COMPANY in its filings with the SEC and that has not been so disclosed.

1.13. Return of Company Property. On the Separation Date, EMPLOYEE agrees to deliver forthwith to THE COMPANY all of THE COMPANY’s property in his/her possession or under his/her custody and control, including but not limited to all keys, and tangible items, notebooks, documents, records and other data relating to research or experiments conducted by any person relating to the products, formulas, formulations, processes or methods of manufacture of THE COMPANY, and to its customers and pricing of products.

1.14. Continued Availability and Cooperation.

(a)	EMPLOYEE will make himself/herself reasonably available to THE COMPANY either by telephone or, if reasonably necessary, in person upon reasonable advance notice, to assist THE COMPANY in connection with any matter relating to services performed by him/her on behalf of THE COMPANY prior to the Separation Date.

(b)	EMPLOYEE further agrees that he/she will take reasonable actions to cooperate fully with THE COMPANY in relation to any investigation or hearing with the SEC or any other governmental agency, as well as in the defense or prosecution of any claims or actions now in existence, including but not limited to ongoing commercial litigation matters, shareholder derivative actions, and class action law suits, or which may be brought or threatened in the future against or on behalf of THE COMPANY, its directors, shareholders, officers, or employees.

(c)	EMPLOYEE will take reasonable actions to cooperate in connection with such claims or actions referred to above including, without limitation, his/her being available to meet with THE COMPANY to prepare for any proceeding (including depositions, fact-findings, arbitrations or trials), to provide affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting THE COMPANY.

(d)	EMPLOYEE further agrees that should he/she be contacted (directly or indirectly) by any individual or any person representing an individual or entity that is or may be legally or competitively adverse to THE COMPANY in connection with any claims or legal proceedings against THE COMPANY, he/she will promptly notify THE COMPANY of that fact in writing. Such notification shall include a reasonable description of the content of the communication with the legally or competitively adverse individual or entity.

(e)	Notwithstanding the provisions herein, EMPLOYEE acknowledges that his/her cooperation obligation requires him/her to participate truthfully and accurately in all matters contemplated under this Section.

1.15. Injunctive Relief. In accordance with the terms of the Employment Agreement, EMPLOYEE acknowledges that his/her failure to abide by Sections 7, 8, and 9 of this Release will result in immediate and irreparable damage to THE COMPANY and will entitle THE COMPANY to injunctive relief from a court having appropriate jurisdiction.

1.16. Representation by Attorney. EMPLOYEE acknowledges that he/she has been given the opportunity to be represented by independent counsel in reviewing this Release, whether at the time of execution or in conjunction with execution of his/her Employment Agreement, and that EMPLOYEE understands the provisions of this Release and knowingly and voluntarily agrees to be bound by them.

1.17. No Reliance Upon Representations. EMPLOYEE hereby represents and acknowledges that in executing this Release, EMPLOYEE does not rely and has not relied upon any representation or statement made by THE COMPANY or by any of THE COMPANY’ s past or present agents, representatives, employees or attorneys with regard to the subject matter, basis or effect of this Release other than as set forth in this Release.

1.18. Tax Advice.

(a)	THE COMPANY makes no representations regarding the U.S. federal, state, local, non-U.S. or other tax consequences of the payments or benefits referred to above and provided for herein, and shall not be responsible for any tax liability, interest or penalty including but not limited to those which may arise under Internal Revenue Code Section 409A and the Patient Protection and Affordable Care Act of 2010, incurred by EMPLOYEE which in any way arises out of or is related to said payments or benefits. With the exception of the regular payroll deductions for employer-side U.S. federal, state, local, non-U.S. or other withholding and employment taxes, EMPLOYEE agrees that it shall be her sole responsibility to pay any amount that may be due and owing as U.S. federal, state, local, non-U.S. or other taxes, interest and penalties, including but not limited to those which may arise under Internal Revenue Code Section 409A, arising out of the payments or benefits provided for herein.

(b)	EMPLOYEE agrees and understands that she is not relying upon THE COMPANY or its counsel for any tax advice regarding the tax treatment of the payments made or benefits received pursuant to this Release, and EMPLOYEE agrees that she is responsible for determining the tax consequences of all such payments and benefits hereunder, including but not limited to those which may arise under Internal Revenue Code Section 409A, and for paying taxes, if any, that she may owe with respect to such payments or benefits.

(c)	EMPLOYEE further agrees to (i) hold harmless THE COMPANY and its attorneys against, and indemnify THE COMPANY and its attorneys for, any and all losses and/or damages arising from claims by the Internal Revenue Service (“IRS”), or any other taxing authority or other governmental agency (whether U.S. federal, state, local, non-U.S. or other), which may be made against THE COMPANY and its attorneys arising out of or relating to the payments or benefits hereunder as a result of EMPLOYEE’s reporting of such payments or benefits and (ii) reimburse THE COMPANY and its attorneys for any resulting payment, including without limitation, all penalties and interest payable to the IRS, or any other taxing authority or governmental agency.

(d)	EMPLOYEE and THE COMPANY further agree that they and their attorneys will give mutual notice of any such claims. EMPLOYEE agrees that she will cooperate in the defense of all claims arising out of or relating to EMPLOYEE’s reporting of the payments made or benefits received hereunder. In any action commenced against EMPLOYEE to enforce the provisions of this paragraph, THE COMPANY and its attorneys shall be entitled to recover their attorneys’ fees, costs, disbursements, and the like incurred in prosecuting the action.

1.19. Employment Agreement. The parties acknowledge and agree that all pertinent terms of the Employment Agreement (as amended herein) shall remain in full force and effect and are enforceable, to the extent any such terms therein survive or govern the period after the employment term set forth in that Employment Agreement. The event of revocation of this Release in accordance with Section 6 herein in no way affects the validity or enforceability of the Employment Agreement (except as and to the extent amended herein); and in the event of revocation, to the extent any pertinent terms of this Release reiterate or confirm the terms of the Employment Agreement, the Employment Agreement shall govern.

1.20. Entire Agreement. When read in conjunction with the Employment Agreement, this Release constitutes the entire agreement between the parties relating to EMPLOYEE’s separation from and release of employment-related claims against THE COMPANY, and it shall not be modified except in writing signed by the party to be bound.

1.21. Severability. If a court finds any provision of this Release invalid or unenforceable as applied to any circumstance, the remainder of this Release and the application of such provision shall be interpreted so as best to effect the intent of the parties hereto. The parties further agree to replace any such void or unenforceable provision of this Release with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, or other purposes of the void or unenforceable provision.

1.22. Execution in Counterparts. This Release may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same Release (and all signatures need not appear on any one counterpart), and this Release shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

1.23. Governing Law and Jurisdiction. Notwithstanding any agreement to the contrary, this Release shall be governed by the laws of the State of New Jersey and any claims hereunder shall be pursued in the state or federal courts located in the State of New Jersey.

1.24. Survival of Terms. EMPLOYEE understands and agrees that the terms set out in this Release, including the confidentiality and non-solicitation provisions, shall survive the signing of this Release and the receipt of benefits thereunder.

1.25. Construction. The terms and language of this Release are the result of aim’s length negotiations between both parties hereto and their attorneys. Consequently, there shall be no presumption that any ambiguity in this Release should be resolved in favor of one party and against another. Any controversy concerning the construction of this Release shall be decided neutrally without regard to authorship.

1.26. Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Release.

1.27. Binding Effect; Successors and Assigns. Executive may not delegate any of his/her duties or assign his/her rights hereunder. This Release shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Employer shall require any successor (whether direct or indirect and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by an agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Release in the same manner and to the same extent that Employer would be required to perform if no such succession had taken place.

1.28. Waiver. The failure of either of the parties hereto to at any time enforce any of the provisions of this Release shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Release or any provision hereof or the right of either of the parties hereto thereafter to enforce each and every provision of this Release. No waiver of any breach of any of the provisions of this Release shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

1.29. Capacity. EMPLOYEE and THE COMPANY hereby represent and warrant to the other that, as the case may be: (a) he/she or it has full power, authority and capacity to execute and deliver this Release, and to perform his/her or its obligations hereunder; (b) such execution, delivery and performance shall not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which he/she or it is a party or he/she or it is otherwise bound; and (c) this Release is his/her or its valid and binding obligation in accordance with its terms.

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EMPLOYEE AGREES THAT: (1) HE/SHE HAS FULLY READ THIS RELEASE; (2) HE/SHE HAS TAKEN THE TIME NECESSARY TO REVIEW COMPLETELY AND FULLY UNDERSTAND THIS RELEASE; AND (3) HE/SHE FULLY UNDERSTANDS THIS RELEASE, ACCEPTS IT, AGREES TO IT, AND AGREES THAT IT IS FULLY BINDING UPON HIM/HER FOR ALL PURPOSES.

SKY GROWTH HOLDINGS CORPORATION

By:	/s/ Paul V. Campanelli
Name: Paul V. Campanelli
Title: CEO

PAR PHARMACEUTICAL, INC.

By:	/s/ Paul V. Campanelli
Name: Paul V. Campanelli
Title: CEO

EMPLOYEE

/s/ Patrick LePore
Patrick LePore